Exhibit 99.1

T2 Biosystems Announces First Quarter 2024 Financial Results

Achieved double-digit growth in sepsis product revenue and reduced debt by approximately 80%

compared to the prior year period

LEXINGTON, Mass., May 6, 2024 (GLOBE NEWSWIRE)— T2 Biosystems, Inc. (NASDAQ:TTOO) (the “Company”), a leader in the rapid detection of sepsis-causing pathogens and antibiotic resistance genes, today announced unaudited financial and operational results for the first quarter ended March 31, 2024.

Recent Financial and Operational Highlights

•

Achieved first quarter 2024 sepsis product revenue of $2.1 million, representing growth of 25% compared to the prior year period and sequential growth of 23% compared to the fourth quarter of 2023, led by T2Candida Panel sales and strong T2Resistance Panel sales internationally.

•	Executed contracts for 8 T2Dx® Instruments during the first quarter, including 5 T2Dx Instruments from outside the U.S. and 3 T2Dx Instruments from the U.S.

•

Strengthened balance sheet by converting $30.0 million of term loan debt with CRG Servicing LLC (“CRG”) in exchange for shares of T2 Biosystems equity, reducing both total debt and quarterly interest payments to CRG by approximately 80% percent from the balance as of May of 2023.

•	Extended multi-year capital equipment supplier agreement with Vizient, Inc., the largest member-driven health care performance improvement company in the U.S., through March 31, 2025.

•	Signed an international distribution agreement in Qatar to further expand commercialization in the Middle East.

•	Cash and cash equivalents totaled $6.2 million as of March 31, 2024.

Recent Pipeline and Clinical Highlights

•	Received FDA 510(k) clearance for the expanded T2Bacteria Panel to include the detection of Acinetobacter baumannii.

•	Advanced discussions with potential LDT partners to initiate commercialization the T2Lyme Panel in the third quarter of 2024 as a laboratory developed test (LDT).

•	Submitted a 510(k) premarket notification to the U.S. FDA to expand the use of the T2Candida Panel to include pediatric testing.

•	Advanced the T2Resistance Panel toward U.S. FDA 510(k) submission, expected to occur during the third quarter of 2024.

•	Engaged Dr. Robin Robinson, former Director of BARDA and former Deputy Assistant Secretary for ASPR, as a strategic advisor to aid in commercialization of the T2Biothreat Panel.

•

Real-world use of the T2Resistance Panel in the EU published in the Journal of Clinical Microbiology, demonstrated the T2Resistance Panel’s high sensitivity and specificity, reductions in the time to detect resistance by approximately 90% compared to standard methodology and positive impacts to clinical decisions for antimicrobial therapy.

•

New data presented at the ECCMID 2024 conference found improved patient outcomes with T2Candida compared to conventional blood culture testing and the ability for T2Bacteria to detect persistent S. aureus infections better than blood culture.

“We believe T2 Biosystems has reached an inflection point, having achieved double digit sepsis product sales growth in the first quarter, made significant advances across the product pipeline that we anticipate will drive further growth in 2024, and transformed the Company’s balance sheet to better support the continued advancement of our corporate priorities,” stated John Sperzel, Chairman and CEO of T2 Biosystems. “Looking ahead, we plan to launch T2Lyme Panel and file the FDA submission for the T2Resistance Panel during the third quarter of 2024. We are extremely excited about the future of T2Biosystems and believe the Company is well positioned for growth.”

First Quarter 2024 Financial Results

Sepsis product revenue for the first quarter of 2024 was $2.1 million, representing a 25% increase compared to the prior year period, led by T2Candida Panel sales and strong T2Resistance Panel sales internationally.

Cost of product revenue for the first quarter of 2024 was $4.2 million, a 5% increase compared to the prior year period driven by increased sales volume. Research and development expenses were $3.7 million, a 17% decrease compared to the prior year period, driven by decreased BARDA contract activities. Selling, general and administrative expenses were $6.7 million, an 8% decrease compared to the prior year period driven by decreased headcount.

Net loss for the first quarter of 2024 was $13.5 million, $2.66 per share, compared to a net loss of $18.0 million, or $131.77 per share, in the prior year period.

Cash and cash equivalents totaled $6.2 million as of March 31, 2024, compared to $15.7 million as of December 31, 2023. The Company raised $2.2 million in net proceeds through ATM sales in the first quarter of 2024. In the past 12 months the Company has reduced its total outstanding indebtedness from $50.5 million to $10.5 million as of May 6, 2024, a 79% reduction.

Reiterated 2024 Financial Outlook

The Company continues to expect full year 2024 total sepsis product revenue of $10.0 million to $11.0 million, representing growth of 49% to 64%, compared to $6.7 million in 2023. The Company’s 2024 revenue guidance consists entirely of sepsis product revenue and does not include potential sales of the T2Biothreat Panel or the T2Lyme Panel.

Webcast and Conference Call Information

The Company’s management team will host a conference call today, May 6, 2024, beginning at 4:30 pm ET. Investors interested in listening to the call may do so by dialing 888-506-0062 for domestic callers or 973-528-0011 for International callers and using conference ID 160751 approximately five minutes prior to the start time. A live and recorded webcast of the call will be available on the “Investors” section of the Company’s website at www.t2biosystems.com.

About T2 Biosystems

T2 Biosystems, a leader in the rapid detection of sepsis-causing pathogens and antibiotic resistance genes, is dedicated to improving patient care and reducing the cost of care by helping clinicians effectively treat patients faster than ever before. T2 Biosystems’ products include the T2Dx® Instrument, the T2Bacteria® Panel, the T2Candida® Panel, the T2Resistance® Panel, and the T2Biothreat™ Panel, and are powered by the proprietary T2 Magnetic Resonance (T2MR®) technology. T2 Biosystems has an active pipeline of future products, including the U.S. T2Resistance Panel, the Candida auris test, and the T2Lyme™ Panel. For more information, please visit www.t2biosystems.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the likelihood that commercialization of the T2Lyme Panel will occur in the third quarter of 2024, the ability of the Company to provide T2Lyme results to U.S. reference laboratories nationwide, the Company’s ability to expand the use of the T2Candida Panel to include pediatric testing, the timeline for the U.S. FDA 510(k) submission for the T2Resistance Panel in the third quarter of 2024, management’s expectations for future growth of the Company, the likelihood that the growing dataset for T2Resistance will be a catalyst for increased adoption in countries where the T2Resistance Panel is currently available for purchase, and , as well as statements that include the words “expect,” “may,” “should,” “anticipate,” and similar statements of a future or forward-looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, (i) any inability to (a) realize anticipated benefits from commitments, contracts or products; (b) successfully execute strategic priorities; (c) bring products to market; (d) expand product usage or adoption; (e) obtain customer testimonials; (f) accurately predict growth assumptions; (g) realize anticipated revenues; (h) incur expected levels of operating expenses; (i) continue as a going concern; or (i) increase the number of high-risk patients at customer facilities; (ii) failure of early data to predict eventual outcomes; (iii) failure to make or obtain anticipated FDA filings or clearances within expected time frames or at all; or (iv) the factors discussed under Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission, or SEC, on April 1, 2024, and other filings the Company makes with the SEC from time to time, including our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the Company may elect to update such forward-looking statements at some point in the future, unless required by law, it disclaims any obligation to do so, even if subsequent events cause its views to change. Thus, no one should assume that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Investor Contact:

Philip Trip Taylor, Gilmartin Group

ir@T2Biosystems.com

415-937-5406

T2 Biosystems, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	March 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$6,208	$15,689
Accounts receivable, net	1,588	1,420
Inventories	4,670	4,819
Prepaid expenses and other current assets	3,094	3,261

Total current assets	15,560	25,189
Property and equipment, net	1,611	1,658
Operating lease right-of-use assets	7,031	7,395
Restricted cash	551	551
Other assets	2	4

Total assets	$24,755	$34,797

Liabilities and stockholders’ deficit
Current liabilities:
Notes payable to related party	$41,666	$41,284
Accounts payable	1,887	1,527
Accrued expenses and other current liabilities	4,231	4,905
Accrued final payment fee on Term Loan with related party	4,767	4,807
Operating lease liability	1,651	1,616
Derivative liability related to Term Loan with related party	1,662	1,554
Warrant liabilities	207	235
Deferred revenue	185	224

Total current liabilities	56,256	56,152
Operating lease liabilities, net of current portion	6,180	6,598
Deferred revenue, net of current portion	92	83

Total liabilities	62,528	62,833
Commitments and contingencies
Stockholders’ deficit
Preferred stock, $0.001 par value; 10,000,000 shares authorized: Series B Convertible Preferred Stock, 10,875 shares designated on March 31, 2024, 10,875 and 93,297 shares issued and outstanding on March 31, 2024 and December 31, 2023, respectively	—	—
Common stock, $0.001 par value; 400,000,000 shares authorized; 5,512,332 and 4,058,381 shares issued and outstanding on March 31, 2024 and December 31, 2023, respectively	6	4
Additional paid-in capital	560,051	556,256
Accumulated deficit	(597,830)	(584,296)

Total stockholders’ deficit	(37,773)	(28,036)

Total liabilities and stockholders’ deficit	$24,755	$34,797

T2 Biosystems, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2024	2023
Revenue:
Product revenue	$2,061	$1,655
Contribution revenue	—	423

Total revenue	2,061	2,078
Costs and expenses:
Cost of product revenue	4,202	3,995
Research and development	3,721	4,471
Selling, general and administrative	6,738	7,299

Total costs and expenses	14,661	15,765

Loss from operations	(12,600)	(13,687)
Other income (expense):
Interest expense to related party	(1,179)	(1,522)
Change in fair value of derivative related to Term Loan with related party	(108)	(770)
Change in fair value of warrant liabilities	28	(1,304)
Other, net	325	(682)

Total other income (expense)	(934)	(4,278)

Net loss	$(13,534)	$(17,965)

Net loss per share — basic and diluted	$(2.66)	$(131.77)

Weighted-average number of common shares used in computing net loss per share — basic and diluted	5,094,809	136,333

Other comprehensive loss:
Net loss	$(13,534)	$(17,965)

Total other comprehensive income, net of taxes	—	—

Comprehensive loss	$(13,534)	$(17,965)